Exhibit 99.4

CAPITALIZATION

The following table sets forth, as of September 30, 2004, our actual historical cash and capitalization and our cash and capitalization as adjusted to give pro forma effect to this offering and the entering into of the 2004 Credit Facility and the application of the net proceeds from the offering and the 2004 Credit Facility as described in “Use of Proceeds”.

You should read this table along with our audited and unaudited consolidated financial statements and related notes and the other financial information incorporated by reference in this offering memorandum. The following table assumes that the initial purchasers do not exercise their option to purchase additional Debentures.

	As of September 30, 2004
	Actual	As Adjusted
	(in thousands, except share amounts)
Cash and cash equivalents	$149,040	$149,040

Short-term debt:
Existing revolving credit facility	100,000	—
2004 Credit Facility	—	14,000
Yen-denominated line of credit	9,075	9,075
Yen-denominated term loan (January 31, 2003)	6,070	6,070
Yen-denominated term loan (June 30, 2003)	3,035	3,035

Total Short-term debt:	118,180	32,180

Long-term debt:
Senior notes	220,000	—
Yen-denominated term loan (January 31, 2003)	2,995	2,995
Yen-denominated term loan (June 30, 2003)	3,017	3,017
Convertible subordinated debentures offered hereby	—	350,000
Other	909	909

Total Long-term debt:	226,921	356,921

Stockholders’ equity:
Preferred Stock, $.01 par value; 10,000,000 shares authorized	—	—
Common Stock, $.01 par value; 1,000,000,000 shares authorized, 202,979,214 shares issued and 199,166,964 shares outstanding on September 30, 2004	2,020	2,020
Additional paid-in capital	1,140,678	1,140,678
Accumulated deficit	(129,057)	(142,662)
Notes receivable from stockholders	(9,028)	(9,028)
Accumulated other comprehensive income	212,109	212,109
Treasury stock, at cost (3,812,250 shares)	(35,727)	(35,727)

Total stockholders’ equity	1,180,995	1,167,390

Total capitalization	$1,526,096	$1,556,491

As of November 30, 2004, borrowings under our existing revolving credit facility had increased to $135,000 and cash and cash equivalents had increased to $151,856. As a result, as of November 30, 2004, after giving effect to this offering and the application of the net proceeds from the offering and the 2004 Credit Facility as described in “Use of Proceeds”, there would be approximately $49,000 outstanding under the 2004 Credit Facility, $423,745 of total debt and $151,856 of cash and cash equivalents.